Exhibit 99.1

ARCH CAPITAL GROUP LTD. APPOINTS
JEFFREY GOLDSTEIN TO BOARD OF DIRECTORS

HAMILTON, BERMUDA, September 13, 2006 — Arch Capital Group Ltd. [NASDAQ: ACGL] today announced that Jeffrey Goldstein has been appointed to the Company’s Board of Directors.

Mr. Goldstein is a Managing Director of Hellman & Friedman and helps lead the firm’s New York office.  Prior to joining Hellman & Friedman, Mr. Goldstein was Managing Director, Chief Financial Officer and a Member of the Management Committee of the World Bank.  Prior to his tenure at the World Bank, Mr. Goldstein was Co-Chairman of BT Wolfensohn and a member of the Bankers Trust Company Management Committee.  Previously, he was a Partner at James D. Wolfensohn Incorporated.  Mr. Goldstein received his Ph.D, M. Phil. and M.A. in economics from Yale University and his B.A. from Vassar College.

Mr. Goldstein replaces David Tunnell on the Board as a designee of funds affiliated with Hellman & Friedman LLC pursuant to the Company’s shareholders’ agreement.

Constantine (Dinos) Iordanou, President and Chief Executive Officer of the Company, said “We are very pleased to have Jeffrey join our Board of Directors.  He brings a wealth of knowledge and experience to the Board.  We are also thankful to David Tunnell for his contributions to our Company over the past four years and wish him the very best.”

Arch Capital Group Ltd., a Bermuda-based company with approximately
$3.32 billion in capital at June 30, 2006, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries (collectively, the

“Company”) may include forward-looking statements which reflect the Company’s current views with respect to future events and financial performance.  Forward-looking statements involve the Company’s current assessment of risks and uncertainties, which may cause actual events and results and prospects to differ materially from those expressed or implied in these statements.  Certain information regarding such risks and uncertainties is set forth in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:	Arch Capital Group Ltd.
John D. Vollaro
(441) 278-9250